Exhibit 1.2
DISCOVER CARD EXECUTION NOTE TRUST
DISCOVERSERIES
Class A(2007-1)
ASSET BACKED NOTES
TERMS AGREEMENT
Dated: September 28, 2007
To:	DISCOVER CARD EXECUTION NOTE TRUST DISCOVER BANK

Re:	Underwriting Agreement dated September 28, 2007 (the “Agreement”)
Series Designation:
         DiscoverSeries.
Registration Statement:
         Nos. 333-141703, 333-141703-01 and 333-141703-02.
Title of Securities:
         Discover Card Execution Note Trust, DiscoverSeries Class A(2007-1) Notes (the “Notes”).
Initial Principal Amount of Notes:
         $1,000,000,000.
Required Note Rating:
         Aaa by Moody’s Investor Service, Inc.
         AAA by Standard & Poor’s Rating Services
         AAA by Fitch, Inc.
Aggregate outstanding balance of Receivables in the Discover Card Master Trust I as of August 31, 2007:
$36,665,324,440.02.
Expected Date of Terms Document: October 4, 2007.
Interest Rate or Formula: 5.65% per year.
Time of Sale:
         12:03 p.m. New York City time on September 28, 2007.
Time of Sale Information:
(1) The Preliminary Prospectus dated September 27, 2007 for the DiscoverSeries Class A(2007-1) Notes (the “Preliminary Prospectus”), attached as Annex 1 hereto, filed pursuant to

Rule 424(b) of the Securities Act of 1933, which incorporated by reference (a) the static pool information regarding the historical performance of the Receivables for the accounts contained on the internet website http://www.discoverfinancial.com/absdata and (b) the other reports and documents incorporated by reference to the Preliminary Prospectus and (2) the Pricing Term Sheet.
If, subsequent to the Time of Sale, it is determined that such information included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Underwriters have terminated their old purchase contracts and entered into new purchase contracts with purchasers of the Notes, then “Time of Sale Information” will also include any information that corrects such material misstatements or omissions, together with any other information, to the extent it is made available to purchasers at the time of entry into the last such new purchase contract such that “Time of Sale Information” no longer includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (“Corrective Information”).
Underwriter Information:
“Underwriter Information” shall mean the written information furnished to Discover Bank and Discover Card Execution Note Trust by the Underwriters for use in the Prospectus and set forth in the “blood letter” from the Underwriters to Discover Bank and Discover Card Execution Note Trust dated the Closing Date.
Pricing Term Sheet:
A copy of the Pricing Term Sheet, dated as of September 28, 2007, relating to the Discover Card Execution Note Trust, DiscoverSeries Class A(2007-1) Notes (the “Pricing Term Sheet”), a document prepared by Discover Bank and Discover Card Execution Note Trust and filed as an issuer free writing prospectus that contains final transaction terms for Discover Card Execution Note Trust, DiscoverSeries Class A(2007-1) Notes, is attached as Annex 2 hereto. The Underwriters shall have delivered the information set forth on the Pricing Term Sheet to potential investors in the Notes prior to entering into a purchase contract with the investor for the purchase of such Notes.
Terms of Sale:
The purchase price for the Notes to the Underwriters will be
         99.421% of the aggregate principal amount of the Notes.
The Underwriters will offer the Notes to the public at a price equal to
         99.821% of the aggregate principal amount of the Notes.
Closing Date: October 4, 2007, or such other date as may be agreed upon in writing.
Time of Delivery: 9:05 A.M., Chicago, Illinois Time, on the Closing Date, or at such other time as may be agreed upon in writing.

2

                    Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Notes. This Terms Agreement may be amended only by written agreement of the parties hereto.

Very truly yours, DEUTSCHE BANK SECURITIES INC.
As a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Rick Koppenhaver

By:	/s/ Kristi Leo

GREENWICH CAPITAL MARKETS, INC.
As a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Albert K. Yoshimura

Accepted:

DISCOVER CARD EXECUTION NOTE TRUST, as Issuer

By: Discover Bank, not in its individual capacity but solely as Depositor on behalf of the Issuer

By:	/s/ Michael F. Rickert

DISCOVER BANK

By:	/s/ Michael F. Rickert

[Signature Page to Class A(2007-1) Terms Agreement]

SCHEDULE I
UNDERWRITERS
$1,000,000,000 Discover Card Execution Note Trust, DiscoverSeries Class A(2007-1) Notes

Name of Underwriter	Principal Amount

Deutsche Bank Securities Inc.	$143,000,000
Greenwich Capital Markets, Inc.	$143,000,000
ABN AMRO Incorporated	$142,800,000
Banc of America Securities LLC	$142,800,000
Citigroup Global Markets Inc.	$142,800,000
J.P. Morgan Securities Inc.	$142,800,000
RBC Capital Markets Corporation	$142,800,000

ANNEX 1
[PRELIMINARY PROSPECTUS]

ANNEX 2
[PRICING TERM SHEET]